Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2021	Quarter Ended December 31, 2020
Diluted earnings per share	$0.85	$0.97
Net Income	$2,306,000	$2,679,000
Return on average common equity	9.41%	11.45%
Return on average assets	0.80%	1.05%

Millersburg, Ohio – January 26, 2022 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced fourth quarter 2021 net income of $2,306,000, or $0.85 per basic and diluted share, as compared to $2,679,000, or $0.97 per basic and diluted share, for the same period in 2020.  Income before federal income tax amounted to $2,840,000, a decrease of 14% over the same quarter in the prior year.   For the year ended December 31, 2021 net income totaled $10,837,000 compared to $10,568,000 for the same period last year, an increase of 3%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.41% and 0.80%, respectively, compared with 11.45% and 1.05% for the fourth quarter of 2020.

Eddie Steiner, President and CEO stated, “Residential mortgage applications declined during the quarter, as many homeowners have refinanced to lower rates, housing stock remains in tight supply, mortgage rates have increased modestly, and the holiday season and covid levels impeded some activity.  Business loan demand shows signs of strengthening, although still held somewhat in check by significant borrower liquidity, supply chain disruptions, labor shortages, and inflation uncertainties.  Deposit growth has remained strong, with our balances increasing 3.5% during fourth quarter to finish the year above one billion dollars.  We are also grateful to report our tenth consecutive year of record net income.”

Net interest income and noninterest income totaled $8.5 million during the quarter, a decrease of $724 thousand from the prior-year fourth quarter.   Net interest income decreased $471 thousand, or 7%, in the fourth quarter of 2021 compared to the same period in 2020.

Loan interest income, including fees, decreased $1.1 million, or 15%, during fourth quarter 2021 as compared to the same quarter in 2020.  The decrease was mainly due to average total loan balances declining $75 million below the year ago quarter, including average Paycheck Protection Program loans (“PPP”) declining $73 million from the prior year quarter. Loan yields for fourth quarter 2021 averaged 4.47%, a decrease of 16 basis points from the 2020 fourth quarter average of 4.63%, The loan yield decrease partially resulted from PPP loan forgiveness resulting in $394 thousand less in PPP fees recognized in fourth quarter 2021 compared to fourth quarter 2020.

The net interest margin was 2.48% compared to 2.85% for fourth quarter 2020. As discussed above, both loan volume and rate declined, partially offset with volume increases within the securities account, and rate decreases on liabilities. Liquidity continues to play a factor on the margin as the growth of average overnight funds rose $72 million on a quarter over prior year quarter comparison.   The tax equivalency effect on the margin was 0.01% in fourth quarter 2021 compared to 0.02% in fourth quarter 2020.

With the decrease in outstanding loan balances and continuing improvement in credit quality, there was no provision for loan losses for the quarter ended December 31, 2021 as compared to $378 thousand loss provision for the prior year fourth quarter when the effect of Covid on future credit losses was not discernable.  COVID factors have not significantly affected the Bank’s loan portfolio quality to date, and local businesses are beginning or restarting construction projects previously sidelined by a significant degree of COVID-related uncertainty.

Noninterest income decreased 12%, compared to fourth quarter of 2020. The decrease was primarily the result of a $487 thousand, or 64%, decline in gain on sale of mortgages to the secondary market, as refinancing of mortgages slowed and home purchases were limited by a lack of housing inventory for sale.  Offsetting increases were recognized in debit and credit card fee income, earnings from bank owned life insurance values, and brokerage and trust income.

Noninterest expense increased 2% from fourth quarter 2020. Salary and employee benefit costs increased $194 thousand, or 6%, compared to the prior year quarter, primarily resulting from increases in compensation and workman’s compensation as the 2020 credits expired.  A recovery was recognized on the provision for unfunded loan commitments of $107 thousand compared to the prior year quarter primarily as commercial loan construction commitments funded in the fourth quarter decreasing the senior/assisted living sector unfunded exposure at December 31, 2021.   Marketing and public relations increased by $137 thousand, or 26%, reflecting a return to normalized levels after the pandemic-related curtailment of activities in 2020. Software expense increased by $42 thousand reflecting investment in new platforms. FDIC insurance expense increased $20 thousand above the prior year quarter due to the increase in asset size.  Professional and directors’ fees decreased $88 thousand, or 20% primarily reflecting a decline in collection legal fees. The Company’s fourth quarter efficiency ratio increased to 66.4% compared to 59.8%.

Federal income tax expense totaled $534 thousand in fourth quarter 2021, as compared to $640 thousand tax expense for the same quarter in 2020. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter rose to $1.14 billion, an increase of $120 million, or 12%, above the same quarter of the prior year.  Liquidity increased as the Company’s average interest-bearing balances with banks increased $72 million, to $266 million, as compared to the fourth quarter in 2020. Average loan balances of $544 million decreased $75 million, or 12%, from the prior year fourth quarter while average securities balances of $234 million increased $116 million, or 76%, as compared to fourth quarter 2020.

Average commercial loan balances for the quarter, including commercial real estate, decreased $64 million, or 15%, from prior year levels. Excluding a $73 million decrease in average PPP loan balances, commercial loans increased $9 million year over year as construction loans were drawn and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances decreased $3 million, or 3%, below the prior year’s quarter while home equity lines of credit decreased $6 million from the prior year’s quarter as balances were paid down or refinanced into low-rate term mortgages.  Average consumer credit balances decreased $2 million, or 9%, versus the same quarter of the prior year.  Increased organic loan demand continues to be largely dependent on the pace at which excess liquidity is absorbed by businesses and households and restoration of borrower confidence as pandemic uncertainty diminishes.

Nonperforming assets decreased $3.4 million from December 31, 2020 to $1.1 million, or 0.20%, of total loans plus other real estate on December 31, 2021, primarily the result of payoffs of $2.1 million.  Delinquent loan balances as of December 31, 2021 decreased to 0.27% of total loans as compared to 0.88% on December 31, 2020.

Net loan charge-offs recognized during fourth quarter 2021 were $27 thousand, or 0.02% annualized, compared to fourth quarter 2020 net loan losses of $459 thousand. The allowance for loan losses amounted to 1.39% of total loans on December 31, 2021 as compared to 1.36% on December 31, 2020.

Average deposit balances grew on a quarter over prior year quarter comparison by $122 million, or 14%.  For the fourth quarter 2021, the average cost of deposits amounted to 0.15%, as compared to 0.27% for the fourth quarter 2020.  During the fourth quarter 2021, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $62 million and interest-bearing demand and savings accounts of $61 million, while time deposits decreased $1 million. The average balance of securities sold under repurchase agreement during the fourth quarter of 2021 decreased by $4 million, or 9%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $97.3 million on December 31, 2021 with 2.7 million common shares outstanding.  The average equity to assets ratio amounted to 8.54% on December 31, 2021 and 9.13% on December 31, 2020.  The Company declared a fourth quarter dividend of $0.31 per share, producing an annualized yield of 3.3% based on the December 31, 2021 closing price of $37.75.

Cares Act and related events

CSB facilitated and funded $129 million of SBA emergency PPP loans in 2020 and 2021.  As of December 31, 2021, $125 million has been received from the SBA in forgiveness. and approximately $181 thousand remains in unearned fees at December 31, 2021.  All loans modified to businesses and consumers to deal with the uncertainty of the economy during 2020 and 2021 have entered repayment.

During fourth quarter 2021, the available for sale investment securities were reviewed for price volatility with $78.3 million book value securities transferred from available for sale to held to maturity at $76.3 million market value to protect additional declines to tangible book value with the projected increases in market interest rates in 2022 and 2023.

Following the rise in market interest rates during the first weeks of January 2022, approximately $60 million in investment securities were purchased and added to the investment portfolio, reducing overnight cash.  Purchased investments included mortgage-backed instruments and short-term corporate and US treasury notes.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.1 billion as of December 31, 2021. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2021	2021	2021	2021	2020	2021	2020
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$6,752	$7,364	$6,509	$7,046	$7,223	$27,671	$28,301
Provision for (recovery of) loan losses	-	(210)	(475)	30	378	(655)	1,650
Other income	1,836	1,768	1,843	1,878	2,089	7,325	6,935
Other expenses	5,709	5,713	5,390	5,281	5,576	22,093	20,342
FTE adjustment (a)	39	39	38	38	39	154	148
Net income	2,306	2,901	2,745	2,885	2,679	10,837	10,568
Diluted earnings per share	0.85	1.06	1.00	1.05	0.97	3.97	3.85

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	0.80%	1.03%	0.97%	1.10%	1.05%	0.97%	1.13%
Return on average common equity (ROE), annualized	9.41	11.79	11.62	12.33	11.45	11.27	11.71
Net interest margin FTE (a)	2.48	2.77	2.43	2.85	2.97	2.63	3.22
Efficiency ratio	66.41	62.49	64.40	59.14	59.75	63.05	57.55
Number of full-time equivalent employees	171	178	174	170	171

MARKET DATA
Book value/common share	$35.80	$35.62	$35.11	$33.94	$34.23
Period-end common share mkt value	37.75	39.25	38.00	37.50	35.00
Market as a % of book	105.45%	110.19%	108.23%	110.49%	102.25%
Price-to-earnings ratio	9.51	9.62	9.41	9.40	9.09
Cash dividends/common share	$0.31	$0.31	$0.30	$0.30	$0.29	$1.22	$1.13
Common stock dividend payout ratio	36.47%	29.25%	30.00%	28.57%	29.90%	30.73%	29.35%
Average basic common shares	2,720,633	2,729,410	2,740,390	2,742,350	2,742,350	2,733,126	2,742,350
Average diluted common shares	2,720,633	2,729,410	2,740,390	2,742,350	2,742,350	2,733,126	2,742,350
Period end common shares outstanding	2,718,024	2,725,524	2,734,244	2,742,350	2,742,350
Common stock market capitalization	$102,605	$106,977	$103,901	$102,838	$95,982

ASSET QUALITY
Gross charge-offs	$66	$39	$20	$5	$511	$130	$642
Net charge-offs (recoveries)	27	20	(12)	(34)	459	1	393
Allowance for loan losses	7,618	7,645	7,875	8,338	8,274
Nonperforming assets (NPAs)	1,088	1,320	2,786	3,089	4,497
Net charge-off (recovery) / average loans ratio	0.02%	0.01%	(0.01)%	(0.02)%	0.29%	0.00%	0.06%
Allowance for loan losses / period-end loans	1.39	1.40	1.43	1.43	1.36
NPAs/loans and other real estate	0.20	0.24	0.50	0.53	0.74
Allowance for loan losses/nonperforming loans	699.86	579.07	282.61	269.92	183.99

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.13%	8.34%	8.12%	7.99%	8.68%
Average equity to assets	8.54	8.75	8.38	8.95	9.13
Average equity to loans	17.86	17.89	16.78	15.92	15.02
Average loans to deposits	54.62	56.09	57.18	64.95	70.81

AVERAGE BALANCES
Assets	$1,138,690	$1,115,814	$1,131,251	$1,060,485	$1,018,770	$1,111,808	$931,330
Earning assets	1,079,002	1,056,424	1,073,865	1,004,521	966,304	1,053,666	879,153
Loans	544,389	545,420	564,998	596,319	619,455	562,592	609,207
Deposits	996,646	972,409	988,017	918,063	874,820	969,009	788,904
Shareholders' equity	97,241	97,584	94,786	94,929	93,042	96,145	90,247

ENDING BALANCES
Assets	$1,144,239	$1,111,696	$1,128,922	$1,110,157	$1,031,632
Earning assets	1,084,744	1,054,141	1,072,286	1,043,016	977,092
Loans	549,154	546,095	552,030	582,714	609,159
Deposits	1,002,747	968,629	986,668	968,569	891,562
Shareholders' equity	97,315	97,089	96,012	93,085	93,859

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31,	December 31,
(Dollars in thousands, except per share data)	2021	2020
ASSETS
Cash and cash equivalents
Cash and due from banks	$19,543	$19,281
Interest-earning deposits in other banks	224,114	162,371
Total cash and cash equivalents	243,657	181,652
Securities
Available-for-sale, at fair-value	131,708	190,438
Held-to-maturity	174,808	9,045
Equity securities	115	87
Restricted stock, at cost	4,614	4,614
Total securities	311,245	204,184

Loans held for sale	231	1,378
Loans	549,154	609,159
Less allowance for loan losses	7,618	8,274
Net loans	541,536	600,885

Premises and equipment, net	13,866	12,633
Goodwill and core deposit intangible	4,728	4,772
Bank owned life insurance	24,035	21,416
Accrued interest receivable and other assets	4,941	4,712
TOTAL ASSETS	$1,144,239	$1,031,632

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$334,346	$272,051
Interest-bearing	668,401	619,511
Total deposits	1,002,747	891,562

Short-term borrowings	36,530	37,215
Other borrowings	3,407	4,664
Accrued interest payable and other liabilities	4,240	4,332
Total liabilities	1,046,924	937,773
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2021 and 2020	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	76,715	69,209
Treasury stock at cost - 262,578 shares in 2021
and 238,252 shares in 2020	(5,719)	(4,780)
Accumulated other comprehensive (loss) income	(2,125)	986
Total shareholders' equity	97,315	93,859
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,144,239	$1,031,632

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Twelve months ended
(Unaudited)	December 31,		December 31,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest and dividend income:
Loans, including fees	$6,131	$7,209	$26,124	$28,354
Taxable securities	773	421	2,613	1,882
Nontaxable securities	116	121	455	464
Other	109	53	337	366
Total interest and dividend income	7,129	7,804	29,529	31,066
Interest expense:
Deposits	388	584	1,884	2,723
Other	28	36	128	190
Total interest expense	416	620	2,012	2,913
Net interest income	6,713	7,184	27,517	28,153
Provision for (recovery of) loan losses	-	378	(655)	1,650
Net interest income, after provision
for (recovery of) loan losses	6,713	6,806	28,172	26,503
Noninterest income
Service charges on deposits accounts	263	250	939	1,003
Trust services	261	234	1,059	896
Debit card interchange fees	538	453	2,050	1,661
Gain on sale of loans	275	762	1,449	1,951
Market value change in equity securities	8	5	28	(4)
Other	491	385	1,800	1,428
Total noninterest income	1,836	2,089	7,325	6,935

Noninterest expenses
Salaries and employee benefits	3,298	3,104	12,599	11,707
Occupancy expense	262	242	1,033	953
Equipment expense	195	151	714	657
Professional and director fees	353	441	1,184	1,284
Software expense	388	346	1,342	1,101
Marketing and public relations	137	109	461	398
Debit card expense	186	171	710	621
Other expenses	890	1,012	4,050	3,621
Total noninterest expenses	5,709	5,576	22,093	20,342
Income before income tax	2,840	3,319	13,404	13,096
Federal income tax provision	534	640	2,567	2,528
Net income	$2,306	$2,679	$10,837	$10,568
Net income per share:
Basic and diluted	$0.85	$0.97	$3.97	$3.85